UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

LIFEWAY FOODS, INC.

(Exact name of registrant as specified in its charter)

ILLINOIS	000-17363	36-3442829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6431 Oakton St. Morton Grove, IL	60053
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 967-1010

           N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2017, Mariano Lozano, a member of the Board of Directors (the “Board”) of Lifeway Foods, Inc. (the “Company”), notified the Board of his intention to resign effective December 31, 2017 in connection with his acceptance of the position of Chief Executive Officer of DanoneWave Public Benefit Corporation. Mr. Lozano did not advise the Company or the Board of any disagreement with the Company on any matter relating to its operations, policies, or practices. On November 1, 2017, effective January 1, 2018, the Board appointed Laurent Marcel to fill the vacancy on the Board created by the resignation of Mr. Lozano.

Mr. Marcel, 45, was appointed as a director of the Company effective as of January 1, 2018. Mr. Marcel is a French citizen. He is a Director of DanoneWave Public Benefit Corporation, Harmless Harvest, Inc. and Michel et Augustin, SAS. He is also a Director and President of Danone Manifesto Ventures, Inc. From 2011 to 2015, Mr. Marcel was Managing Director of Danone Nutricia India and then Managing Director of Danone India in Mumbai, where he oversaw the integration of a leading company in the Indian baby food market as well as the reorganization of Danone’s activities in India. From 2007 to 2010, Mr. Marcel was the CFO of Danone Dairy Russia & CIS in Moscow, where he oversaw the acquisition of Unimilk, a large Russian dairy company, and from 2010 to 2011 he served as the CFO of Danone Unimilk and the head of integration. Mr. Marcel joined Danone as a finance manager in 2002 in Paris, and in 2004 he became the CFO of Danone Aqua Indonesia (Danone’s water business in Indonesia) in Jakarta. Mr. Marcel graduated from HEC and Paris Law School in 1994, and he started his career practicing law in Paris and New York with a focus in mergers & acquisitions and private equity. Mr. Marcel devotes as much time as necessary to the business of the Company and currently holds no other directorships in any other reporting company.

Item 8.01     Other Events.

Controlled Company Exemption

On October 6, 2017, Ludmila Smolyansky, Julie Smolyansky and Edward Smolyansky filed Schedule 13D/A Amendment No. 7, amending and supplementing the Schedule 13D/A Amendment No. 6 filed on March 16, 2016, and reforming their group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Pursuant to Nasdaq Listing Rule 5605, the Company is required to have a majority of independent directors on its Board, as well as independent compensation and nominating committees, among other things (the “Corporate Governance Requirements”), unless the Company determines to opt out of certain of the Corporate Governance Requirements pursuant to the “controlled company” exemption in Nasdaq Listing Rule 5615.

On November 1, 2017, the Company’s Board of Directors determined that the Company may, and will, avail itself of the controlled company exemption. The Company is eligible to avail itself of the controlled company exemption because Ludmila Smolyansky, Julie Smolyansky, and Edward Smolyansky, acting as a group, hold a majority of the combined voting power of the Company’s capital stock through their ownership of over 50% of the Company’s outstanding common stock.

Accordingly, in reliance on the controlled company exemption, the Company’s Board of Directors has determined that the Company will no longer maintain separate compensation or nominating committees, have a majority of independent directors on its Board, or require that independent directors comprising a majority of the Board select nominees for director or determine the compensation of its officers.

Because the Company shall rely on the controlled company exemption, holders of the Company’s common stock may not have the same protections afforded to stockholders of companies that are subject to all of the requirements of Nasdaq Listing Rule 5605. Ludmila Smolyansky, Julie Smolyansky, and Edward Smolyansky, acting as a group, have a controlling influence over the Board, and the interests of Ludmila Smolyansky, Julie Smolyansky, and Edward Smolyansky, acting as a group, may conflict with the interests of the Company’s other stockholders.

Share Repurchase Program

On September 24, 2015, the Company's Board of Directors authorized a stock repurchase program (the “2015 stock repurchase program”) under which the Company may, from time to time, repurchase shares of its common stock for an aggregate purchase price not to exceed the lesser of $3,500,000 or 250,000 shares. On November 1, 2017, the Company’s Board of Directors amended the Company’s 2015 stock repurchase program (the “2017 amendment”), by increasing the authorization to the lesser of $5,185,000 or 625,000 shares, exclusive of the shares previously authorized under the 2015 stock repurchase program. Under the amended authorization, share repurchases may be executed through various means, including without limitation in the open market or in privately negotiated transactions, in accordance with all applicable securities laws and regulations, including without limitation Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations. The repurchase program does not obligate the Company to purchase any shares, and the program may be terminated, suspended, increased, or decreased by the Company’s Board of Directors in its discretion at any time.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     November 3, 2017

LIFEWAY FOODS, INC.
By:	/s/ Douglas A. Hass
Name: Douglas A. Hass Title: General Counsel and Assistant Corporate Secretary

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